Exhibit 99.1

Tesco Corporation

(the “Corporation”)

Stock Option Plan (2005)

1.	Definitions

In this Plan:

(a)	“affiliated corporation” means at any time any corporation at such time designated as such by the directors of the Corporation;

(b)	“Common Shares” means the common shares in the capital of the Corporation;

(c)	“employee” means and includes all officers and employees of the Corporation or any affiliated corporation and consultants retained by the Corporation;

(d)	“employment” means service as an officer of, or employment with, the Corporation or any affiliated corporation or as a consultant of the Corporation;

(e)	“insiders” means:

(i)	insiders as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary or affiliate of the Corporation, unless such director or senior officer:

(1)	in the ordinary course receives or has access to information as material facts or material changes concerning the Corporation before material facts or material changes are generally disclosed, or

(2)	is a director or senior officer of a Major Subsidiary of the Corporation; and

(ii)	associates or affiliates (as such term is defined in the Securities Act (Ontario)) of any person who is an Insider by virtue of subparagraph (i) hereof;

(f)	“option year” with respect to any option granted pursuant hereto means any period of 12 months commencing on the date of granting such option or on any anniversary of the date thereof;

(g)	“Major Subsidiary” means a major subsidiary as defined in National Instrument 55-101; and

(h)	“termination of employment” means termination of employment for any reason other than death but does not include a mere change of employment between the Corporation and any affiliated corporation or between two affiliated corporations.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers and key employees of the Corporation or affiliated corporations and consultants retained by the Corporation to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation, (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally, (iii) encouraging such persons to remain associated with the Corporation, and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	1994 Stock Option Plan, As Amended

Upon receipt of all approvals that may be required pursuant to paragraph 13 hereof, the Plan will replace the 1994 Stock Option Plan (the “Prior Plan”), as amended, of the Corporation and on the date of receipt of all such approvals, the Prior Plan will be of no further force and effect. All options and stock option agreements issued under the Prior Plan shall thereafter be deemed to be issued under this Plan and thereafter shall be governed under this Plan.

4.	Grant of Options

Options to purchase unissued Common Shares may be granted from time to time hereafter in the discretion of the directors to such directors, officers and employees of the Corporation or affiliated corporations and consultants retained by the Corporation as the directors shall from time to time determine. Subject to paragraph 5, the number of Common Shares covered by each of such options shall be fixed by the directors at the time of granting thereof. The purchase price of the Common Shares shall be the market price of the Common Shares as at the date upon which the option is granted and no option shall be granted with a purchase price at a discount to the market price. The market price of the Common Shares shall mean:

(i)	the closing price at which a full lot of Common Shares was, on the last business day prior to the date on which such option is granted, traded on the Toronto Stock Exchange (the “TSX”), or, if Common Shares were not traded on such day, then an amount equal to the weighted average trading price for shares traded on the TSX for the five trading days immediately preceding such day on which shares did trade; or

(ii)	if the requirements of the TSX specify a different amount, then such amount determined in accordance with the requirements of the TSX in effect on the date upon which the option is granted.

Except as may be permitted by the TSX, a purchase price for options may not be set when material information relating to the Corporation of which management of the Corporation and/or the Board is aware has not been disclosed to the public.

Once the purchase price has been determined by the directors and the option has been granted, the purchase price of an option may be reduced upon receipt of directors’ approval, provided that the exercise price of an option which benefits an insider may only be reduced if disinterested shareholder approval is obtained.

5.	Reservation of Shares

The aggregate number of Common Shares issuable under the Plan shall not exceed 10% of the issued and outstanding Common Shares from time to time on a non-diluted basis.

6.	Restrictions on the Granting of Options and the Issuance of Shares

The following restrictions apply to the reservation of Common Shares pursuant to options:

(a)	the aggregate number of Common Shares reserved for issuance pursuant to options granted to any one person may not exceed 5% of the issued and outstanding Common Shares on a non-diluted basis (subject to adjustment in accordance with applicable securities rules); and

(b)	the number of Common Shares reserved for issuance pursuant to options granted to Insiders may not exceed 10% of the issued and outstanding Common Shares on a non-diluted basis (subject to adjustment in accordance with applicable securities rules).

The following restrictions apply to the issuance of Common Shares pursuant to the exercise of Options:

(a)	the number of Common Shares issued to Insiders pursuant to the exercise of options within a one-year period may not exceed 10% of the issued and outstanding Common Shares on a non-diluted basis (subject to adjustment in accordance with applicable securities rules); and

(b)	the number of Common Shares issued to any one Insider and such Insider’s associates, within a one year period may not exceed 5% of the issued and outstanding Common Shares on a non-diluted basis (subject to adjustment in accordance with applicable securities rules).

For the purposes of determining compliance with the above restrictions, Common Shares reserved or issued pursuant to options shall be considered together with Common Shares reserved or issued pursuant to all of the Corporation’s previously established or proposed share compensation arrangements.

7.	Term of Options

Every such option shall be irrevocable until the expiry of the earlier of:

(a) up to seven years following the date of granting therefore;

(b) up to 365 days following the death of the optionee; or

(c) up to 90 days following the termination of employment of the optionee,

as the directors may determine at the time of grant.

The expiry date of an option which benefits an insider may only be extended if disinterested shareholder approval is obtained.

8.	Exercise of Options

The directors may choose to make a grant of options hereunder subject to the following vesting provisions, whereby the maximum aggregate number of Common Shares purchasable prior to any date during the term of the option shall depend on the number of complete option years elapsed during such term prior to such date. If the grant is made subject to this vesting provision, the number of Common Shares purchasable under the option shall be a percentage of the total number of Common Shares covered thereby ascertained by reference to the following table:

Option Years Elapsed	Percentage
1	33.3%
2	33.3%
3	33.4%

provided that the maximum number of Common Shares purchasable pursuant to any such option:

(a)	after the termination of employment of the optionee, shall not exceed the number of Common Shares which were purchasable in accordance with the foregoing provisions of this paragraph 8 on the date of termination of employment of the optionee; and

(b)	after the death of the optionee, shall not exceed the sum of (i) the number of Common Shares which were purchasable in accordance with the foregoing provisions of this paragraph 8 on the date of death of the optionee plus (ii) such additional number of Common Shares, if any, which would be purchasable in accordance with the foregoing provisions of this paragraph 8 on the completion of the current option year of the optionee multiplied by a fraction of which the numerator shall be the number of days of the current option year of the optionee elapsed prior to the date of death of the optionee and the denominator shall be 365.

Notwithstanding the foregoing, each option shall become exercisable to its full extent upon a resolution of the Board of Directors to such effect, which resolution may be enacted for any reason as determined by the Board of Directors including a determination that there has been a change of control of the Corporation or that there is expected to be a change of control of the Corporation which in the opinion of the Board of Directors warrants altering the provisions pursuant to which an option is exercisable.

9.	Subject to the provisions of paragraph 8 hereof any such option shall be exercisable at any time and from time to time during the term thereof with respect to all or any lesser number of the Common Shares covered thereby by written notice given to the Corporation specifying the number of Common Shares in respect of which such option is being so exercised at such time, accompanied by cash or a certified cheque in payment for such shares at the price per share specified in such option.

10.	All benefits, rights and options accruing to any optionee in accordance with the terms and conditions of this Plan shall not be transferable or assignable unless specifically provided herein. No such option shall be exercisable except by the optionee or the legal personal representative or representatives of the optionee.

11.	Evidence of Options

Options granted pursuant hereby may be evidenced by a written instrument giving effect to the provisions hereof, which, in addition, may contain appropriate provisions to ensure that the respective rights of the Corporation and the optionee with respect to any unissued Common Shares covered thereby shall be equitably adjusted in the event of any reconstruction, reorganization or recapitalization of the Corporation, or its consolidation, amalgamation or merger into or with another corporation, or in the event of the consolidation, subdivision or other change of the Common Shares or the issue of further Common Shares as a stock dividend.

12.	Corporation Reorganizations

In the event of:

(a)	a reconstruction, reorganization or recapitalization of the Corporation, or its consolidation, amalgamation or merger into or with another corporation; or

(b)	a consolidation, subdivision or other change of the shares then covered by the said option, or the issue of further shares as a stock dividend the directors of the Corporation may determine that in order to preserve as nearly as may be possible the original scope and intent of the option the said option shall thereafter cover a different number of shares and/or should be exercisable at a different option price per share, and the Corporation shall give notice to the optionee designating such new number and/or price, whereupon the option shall, without further act or formality, by thereby amended accordingly, and any notice so given by the Corporation pursuant to a determination so made by its directors shall be final and binding for all purposes of the option.

13.	Necessary Approvals

The Plan shall be effective only upon the approval of the TSX and, if required by the TSX, of the shareholders of the Corporation in the manner prescribed by the TSX from time to time.

The obligation of the Corporation to sell and deliver Common Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction and/or the TSX which may be required in connection with the authorization, issuance or sale of such Common Shares by the Corporation. If any Common Shares cannot be issued to any optionee for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Common Shares shall terminate and any purchase price paid to the Corporation shall be returned to the optionee.

14.	Administration of the Plan

The directors are authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the directors shall be final and conclusive. Administration of the Plan shall be the responsibility of the Compensation Committee of the Corporation and appropriate officers of the Corporation and all costs in respect thereof shall be paid by the Corporation.

15.	Amendments to the Plan and Option Agreements

The directors reserve the right to amend, modify or terminate the Plan and to amend or modify instruments evidencing options granted under the Plan at any time if and when it is advisable in the absolute discretion of the directors. In particular, the directors reserve the right to make any amendments to the Plan or to any agreements issued pursuant to the Plan: that are regarded as “housekeeping” in nature; change the vesting provisions; and change the termination provisions so long as such change does not extend the expiry date. Any amendment to any provision of the Plan or such instruments shall be subject to the approval, if required, by the TSX or any regulatory body having jurisdiction over the securities of the Corporation. If required by the TSX or any such regulatory body, the shareholders of the Corporation may be required to provide approval in the manner prescribed by the TSX from time to time.